Exhibit 23.8

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2013 and February 28, 2012, related to the financial statements of Tower Square Securities, Inc. as of and for the years ended December 31, 2012 and 2011, respectively, (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions) appearing in Exhibit 99.1 to the Current Report on Form 8-K of RCS Capital Corporation dated July 1, 2014, and appearing in the Rule 424(b)(4) prospectus filed on June 5, 2014, for which the prospectus is part of Registration Statement No. 333-193925 of RCS Capital Corporation on Form S-1.

We consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Tampa, Florida

June 5, 2015